Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Atlantic Coastal Acquisition Corp. II

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(3)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Series A common stock	Rule 457(f)(1)	64,500,000(1)	$10.60(2)	$683,700,000.00	0.00014760	$100,914.12

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$683,700,000.00		$100,914.12

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$100,914.12

(1)

Based on the maximum number of common stock, par value $0.001 per share (“Series A common stock”), of the registrant estimated to be issued in connection with the business combination described herein (the “Business Combination”). This number is based on the sum of (A) 50,000,000 shares of Series A common stock to be issued to existing Abpro shareholders in connection with the Business Combination, and (B) up to 14,500,000 shares of Series A common stock that may be issued after the consummation of the Business Combination pursuant to the earn-out provisions of the Business Combination Agreement described therein. For purposes of the foregoing, as of December 31, 2023, because 85% of warrants exercisable for shares of Abpro common stock will not be exercised prior to the consummation of the Business Combination, it is assumed that all warrants exercisable for shares of Abpro common stock will expire unexercised prior to the consummation of the business combination and, therefore, such warrants are not included in the estimated calculation herein.

(2)

Estimated pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”) and solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Series A common stock on the Nasdaq Global Market on January 17, 2024 ($10.60 per share of Series A common stock).

(3)

Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued resulting from stock splits, stock dividends or similar transactions.